Exhibit 10.2

FORM OF ADMINISTRATIVE SERVICES AGREEMENT dated as of [ ] between SAP SE, SAP AMERICA, INC. and QUALTRICS INTERNATIONAL INC.

TABLE OF CONTENTS

		PAGE
ARTICLE I
DEFINITIONS

Section 1.01	Definitions	1
Section 1.02	Internal References	6

ARTICLE II
PROVISION OF SERVICES

Section 2.01	Provision of SAP Services	7
Section 2.02	Provision of Qualtrics Services	7
Section 2.03	Additional Services	8
Section 2.04	Transition	8
Section 2.05	Cooperation	8
Section 2.06	Modifications	9
Section 2.07	Exceptions	9
Section 2.08	Annual Review	9
Section 2.09	Transaction Agreements	9
Section 2.10	Proprietary Rights in relation to Development Services.	9

ARTICLE III
SERVICE COSTS; OTHER CHARGES

Section 3.01	Service Costs	11
Section 3.02	Payment	14
Section 3.03	Financial Responsibility for Parties’ Personnel	15

ARTICLE IV
STANDARD OF PERFORMANCE AND INDEMNIFICATION

Section 4.01	General Standard of Service	15
Section 4.02	Services Management	15
Section 4.03	Limitation of Liability	16
Section 4.04	Indemnification	17

i

SCHEDULES
SCHEDULE I.Certain Services To Be Provided By SAP to Qualtrics
SCHEDULE II.Certain Services To Be Provided By Qualtrics to SAP
ii

ADMINISTRATIVE SERVICES AGREEMENT
This Administrative Services Agreement is dated as of the [ ] day of [ ], 202[ ], between Qualtrics International Inc., a Delaware corporation (“Qualtrics”), SAP SE, a Societas Europaea registered in accordance with the corporate laws of Germany and the European Union (“SAP SE”), and SAP America, Inc., a Delaware corporation (“SAP America” and, together with SAP SE, “SAP”). Qualtrics and SAP are sometimes referred to herein separately as a “Party” and together as the “Parties”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Article I hereof.
RECITALS
WHEREAS, SAP SE is the indirect beneficial owner of all the issued and outstanding Class B common stock of Qualtrics, and SAP America is the direct beneficial owner of all the issued and outstanding Class B common stock of Qualtrics;
WHEREAS, SAP, through Qualtrics, is engaged in the business (the “Qualtrics Business”) of experience management software and services, including providing a technology platform for organizations to collect, manage, analyze and take action on experience data, as more completely described in a Registration Statement on Form S-1 (File No. [ ]) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “IPO Registration Statement”);
WHEREAS, SAP and Qualtrics currently contemplate that Qualtrics will make an initial public offering (the “IPO”) of its Class A common stock pursuant to the IPO Registration Statement;
WHEREAS, SAP directly or indirectly provides certain services to the Qualtrics Entities (as defined below) and Qualtrics directly or indirectly provides certain services to the SAP Entities (as defined below);
WHEREAS, following consummation of the IPO, Qualtrics desires SAP to continue to provide certain services to the Qualtrics Entities, and SAP desires Qualtrics to continue to provide certain services to the SAP Entities, as more fully set forth in this Agreement; and
WHEREAS, each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which SAP will provide certain services to the Qualtrics Entities and Qualtrics will provide certain services to the SAP Entities.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, for themselves and their respective successors and assigns, hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS
Section 1.01Definitions. As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:
“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any arbitration or mediation tribunal.
“Agreement” means this Administrative Services Agreement, together with the Schedules, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.
“Change of Control” means the occurrence of any one or more of the following events:
(a)the sale or disposition, in one or a series of related transactions, of all or substantially all of the consolidated assets of the Qualtrics Entities, taken as a whole, to any “person” or “group” (as such terms are used for purposes of Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than SAP SE or any of its direct or indirect wholly-owned Subsidiaries;
(b)any “person” or “group,” other than SAP SE or any of its direct or indirect wholly-owned Subsidiaries, is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting stock of Qualtrics, excluding as a result of any merger or consolidation that does not constitute a Change of Control pursuant to clause (c);
(c)any merger or consolidation of Qualtrics with or into any other person, unless immediately thereafter SAP SE or any of its direct or indirect wholly-owned Subsidiaries beneficially owns a majority of the outstanding shares of the common stock (or equivalent voting securities) of the surviving or successor entity (or the parent entity thereof); or
(d)SAP SE or any of its direct or indirect wholly-owned Subsidiaries ceases to have the right to cause the election of that number of members of the board of directors of Qualtrics who collectively have the right to vote a majority of the aggregate number of votes represented by all of the members of the board of directors of Qualtrics.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of such Person’s property under applicable law.
“Distribution Agreement” means the Distribution Agreement between the Parties of even date herewith.
“Employee” means any Qualtrics Employee or SAP Employee.
“Employee Matters Agreement” means the Employee Matters Agreement between the Parties of even date herewith.
“Insurance Matters Agreement” means the Insurance Matters Agreement between the Parties of even date herewith.
“Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement between the Parties of even date herewith.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.
“Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments and settlements and compromises relating thereto and all attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages, but excluding punitive damages (other than punitive damages awarded to any third party against an indemnified party).
“Master Transaction Agreement” means the Master Transaction Agreement between the Parties of even date herewith.
“Offering Date” means the date on which the IPO is consummated.
“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (including any department or agency thereof) or other entity.
“Qualtrics-Aligned Employee” has the meaning set forth in the Employee Matters Agreement.

“Qualtrics Employee” means (i) an employee or individual contractor of a Qualtrics Entity who will be engaged in providing Qualtrics Services, or (ii) a Qualtrics-Aligned Employee who will be engaged in providing Qualtrics Services.
“Qualtrics Entities” means Qualtrics and its Subsidiaries and any entity which becomes a Subsidiary of Qualtrics after the date hereof, and “Qualtrics Entity” means any one of the Qualtrics Entities.
“Qualtrics Services” means the various services to be provided by a Qualtrics Entity to or on behalf of the SAP Entities as described on Schedule II and any Additional Services provided by a Qualtrics Entity pursuant to this Agreement.
“Real Estate Matters Agreement” means the Real Estate Matters Agreement between the Parties of even date herewith.
“SAP Employee” means an employee or individual contractor of an SAP Entity who will be engaged in providing SAP Services. For the avoidance of doubt, no Qualtrics-Aligned Employee shall be considered to be an SAP Employee for purposes of this Agreement.
“SAP Entities” means SAP SE and its Subsidiaries (other than the Qualtrics Entities) and any entity which becomes a Subsidiary of SAP SE after the date hereof, and “SAP Entity” means any one of the SAP Entities.
“SAP Services” means the various services to be provided by an SAP Entity to or on behalf of the Qualtrics Entities as described on Schedule I and any Additional Services provided by an SAP Entity pursuant to this Agreement.
“Schedule I” means the first Schedule attached hereto, as amended from time to time, which lists certain agreed upon SAP Services to be provided by SAP to or on behalf of the Qualtrics Entities and sets forth the related pricing for such Services.
“Schedule II” means the second Schedule attached hereto which sets forth the pricing for Qualtrics Services to be provided by Qualtrics to or on behalf of the SAP Entities and sets forth the related pricing for such Services.
“Schedules” means any one or more of the schedules referred to in and attached to this Agreement.
“Services” means the Qualtrics Services and the SAP Services.
“Subsidiary” means, as to any Person, a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body. For purposes of this Agreement, no Qualtrics Entity shall be deemed to be Subsidiaries of any SAP Entity.
“Tax” and “Taxes” shall have the meanings set forth in the Tax Sharing Agreement.
“Tax Sharing Agreement” means the Tax Sharing Agreement between the Parties of even date herewith.
“Transaction Agreements” means this Agreement, the Distribution Agreement, the Employee Matters Agreement, the Insurance Matters Agreement, the Intellectual Property Matters Agreement, the Real Estate Matters Agreement, the Master Transaction Agreement and the Tax Sharing Agreement.
(b)Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION
Additional Services	2.03
ARMR	3.01(a)(i)
Billable Employees	3.01(a)(i)
Billable Offerings	3.01(a)(i)
Consulting Services	3.01(a)(i)
Cost	3.01(a)(ii)
Development Services Intellectual Property Rights	2.10(a)
Development Services Provider	2.10(a)
Development Services Recipient	2.10(a)
Force Majeure	6.04(a)
Initial Term	5.01(a)
IPO	Recitals
IPO Registration Statement	Recitals
Other Services	3.01(a)(ii)
Out-of-Pocket Costs	3.01(d)
Parties	Preamble
Party	Preamble
Qualtrics	Preamble
Qualtrics Indemnified Person	4.03(b)
Qualtrics Business	Recitals
Renewal Term	5.01(a)
SAP	Preamble
SAP America	Preamble
SAP Indemnified Person	4.03(a)
SAP SE	Preamble

Service Center	3.01(b)
Services Managers	4.02
Services Taxes	3.01(e)(i)
SLA	3.01(b)
Termination Date	5.03(a)
Section 1.02Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.
ARTICLE II
PROVISION OF SERVICES
Section 2.01Provision of SAP Services
(a)Subject to the terms and conditions of this Agreement and in consideration of the costs for SAP Services described below, SAP agrees to provide or cause to be provided to the Qualtrics Entities, and Qualtrics agrees to purchase or to cause the Qualtrics Entities to purchase from SAP, the SAP Services, until such SAP Services are terminated in accordance with the provisions hereof.
(b)The Parties acknowledge and agree that SAP may directly satisfy its obligation to provide or to procure the SAP Services hereunder or may indirectly do so by causing one or more of its Subsidiaries to provide or to procure the SAP Services. The SAP Services shall, at Qualtrics’ request, be provided directly to Qualtrics or Subsidiaries of Qualtrics. With respect to the SAP Services provided to, or procured on behalf of, any Subsidiary of Qualtrics, Qualtrics agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such SAP Services pursuant to this Agreement, if any amounts payable are not otherwise paid by such Subsidiary. Qualtrics (or the other relevant Qualtrics Entity receiving SAP Services) shall pay all amounts payable in respect of SAP Services to the SAP Entity indicated on the applicable invoice for such SAP Services (which may be SAP or the Subsidiary of SAP that provided or procured such SAP Services).
(c)Except as otherwise provided on a Schedule, SAP may elect not to provide any Services requested by Qualtrics, and Qualtrics may elect not to purchase any Services offered by SAP.
Section 2.02Provision of Qualtrics Services
(a)Subject to the terms and conditions of this Agreement and in consideration of the costs for Qualtrics Services described below, Qualtrics agrees to provide or cause to be provided to the SAP Entities, and SAP agrees to purchase or to cause the SAP Entities to purchase from Qualtrics, the Qualtrics Services, until such Qualtrics Services are terminated in accordance with the provisions hereof.

(b)The Parties acknowledge and agree that Qualtrics may directly satisfy its obligation to provide or to procure the Qualtrics Services hereunder or may indirectly do so by causing one or more of its Subsidiaries to provide or to procure the Qualtrics Services. The Qualtrics Services shall, at SAP’s request, be provided directly to SAP or Subsidiaries of SAP. With respect to the Qualtrics Services provided to, or procured on behalf of, any Subsidiary of SAP, SAP agrees to pay on behalf of such Subsidiary all amounts payable by or in respect of such Qualtrics Services pursuant to this Agreement, if any amounts payable are not otherwise paid by such Subsidiary. SAP SE or SAP America (or the other relevant SAP Entity receiving Qualtrics Services) shall pay all amounts payable in respect of Qualtrics Services to the Qualtrics Entity indicated on the applicable invoice for such Qualtrics Services (which may be Qualtrics or the Subsidiary of Qualtrics that provided or procured such Qualtrics Services).
(c)Except as otherwise provided on a Schedule, Qualtrics may elect not to provide any Services requested by SAP, and SAP may elect not to purchase any Services offered by Qualtrics.
Section 2.03Additional Services. In addition to the Services to be provided or procured pursuant to, and in accordance with, Section 2.01 or Section 2.02, and subject to Section 2.09, if requested by the Party receiving such Services, and to the extent that the Party providing such Services may agree in writing (including by amending the Schedules, entering into an SLA pursuant to Section 3.01(b), providing a statement of work, or any other written (including by email) evidence of a request for additional services and an acceptance of such request), the Party providing such Services shall provide additional services to such other Party (“Additional Services”). The costs and other terms and conditions applicable to such Additional Services shall be as provided in Section 3.01, unless otherwise mutually agreed by the Parties prior to the provision of such Additional Services.
Section 2.04Transition. Each Party receiving a Service (including any SAP Service provided pursuant to an SLA) agrees to use commercially reasonable efforts to cooperate with the Party providing such Service in providing for an orderly transition of such Service to the Party receiving such Service or to a successor service provider as designated by the Party receiving such Service.
Section 2.05Cooperation. To the extent reasonably necessary to perform the Services, a Party receiving Services shall provide personnel of the Party providing Services, its Subsidiaries and its subcontractors with reasonable access during normal business hours to the receiving Party’s office space, telecommunications and computer equipment and systems, and other areas and equipment. The Party providing Services will comply, and shall instruct its Subsidiaries and subcontractors to comply, with any reasonable security and access restrictions and other procedures that are communicated to such Party in writing and applicable to such access. The Party receiving Services shall (a) comply with any reasonable instructions of the Party providing Services that are reasonably necessary for it to adequately provide the Services; (b) comply with all standards and procedures applicable to such Services (if any) which are generally applied by such Party in the provision of services similar to such Services to itself and its Subsidiaries and which are communicated to the receiving Party in writing; and (c) promptly notify the Party providing Services of any operational or system problem which may affect the provision of any Services. To the extent the receiving Party fails to adhere to this Section 2.05, the Party providing Services shall (i) be entitled to additional compensation and/or time to perform the Services, as applicable, as mutually agreed between the Parties in writing to the extent such failure materially increases its cost or burden to provide such Services, or (ii) be excused from its performance of the Services hereunder where such failure prevents its provision of the Service in conformance with this Agreement; provided that the Party providing Services shall first notify the receiving Party of such failure in writing and, where applicable, allow the receiving Party a reasonable opportunity (not to exceed thirty (30) days) to cure such failure.
Section 2.06Modifications.
(a)Each Party may make changes from time to time in its standards and procedures for performing Services; provided that any such change shall also apply to such Party’s own business.
(b)Each Party shall provide the other Party with a minimum of sixty (60) days’ prior written notice of any planned changes to such Party’s business or information technology infrastructure or systems that may affect the provision or receipt of the Services hereunder.
Section 2.07Exceptions. In connection with providing the Services, neither Party shall be required to perform, or to refrain from taking, any actions that, in such Party’s reasonable judgment, could result in or cause any conflict with, or breach or violation of, any existing license, lease or other agreement to which such Party or any of its Subsidiaries is a party, or any law, rule or regulation; provided that each Party agrees to, as promptly as practicable after becoming aware of such conflict, breach, or violation, consult with the other Party to identify any reasonable alternative services or solutions and, with such other Party’s permission, implement such alternative services or solutions.
Section 2.08Annual Review. No later than 30 days prior to the end of each year during the Initial Term or the end of any Renewal Term (unless notice of non-renewal shall have been given), the Parties may commence discussions to determine the appropriate scope and level of service for each Service (including any SAP Service provided pursuant to an SLA) to be provided in the next year of the Initial Term or in the subsequent Renewal Term, as applicable, based on a good faith review of the Services and levels of service provided in the then-current year or term and a good faith estimate of each Party’s future service requirements, and may execute and deliver amended Schedules for the subsequent year or Renewal Term as mutually agreed.
Section 2.09Transaction Agreements. Certain of the other Transaction Agreements require the Parties to perform services to each other under the terms of the applicable other Transaction Agreements. Unless specifically designated as a Service or Additional Service under or in accordance with this Agreement, the provision of services pursuant to any such other Transaction Agreement shall be subject to the terms and conditions of the applicable other Transaction Agreement and shall not constitute Services or Additional

Services under this Agreement and shall not be subject to the terms and conditions of this Agreement.
Section 2.10Proprietary Rights in relation to Development Services.
(a)Each Party providing Development Services, including Custom Development Services (each as described in the Schedules) (the “Development Services Provider”) agrees to assign, and hereby assigns, to the other Party (the “Development Services Recipient”), to the extent legally permissible, all intellectual property rights, title and interest in any and all products, works, inventions, designs and other materials (and any modifications and enhancements thereto) created or produced by or in connection with the Development Services Provider’s provision of Development Services under this Agreement (“Development Services Intellectual Property Rights”). The Development Services Provider agrees to provide any declarations and sign any documents reasonably necessary to effect such assignment to the Development Services Recipient. To the extent the foregoing assignment is ineffective for any reason, the Development Services Provider hereby grants to the Development Services Recipient an exclusive, perpetual, irrevocable, world-wide, royalty-free, fully paid up, transferable and unrestricted (in terms of time and substance) right to use, sell, duplicate, modify, process, translate and distribute such Development Services Intellectual Property Rights, including in the form of leasing or renting out, and to transfer these rights to use the work results to any third party. The assignment and/or granting of rights hereunder shall become effective immediately upon the respective Development Services Intellectual Property Rights coming into existence. The Development Services Recipient herewith accepts this assignment and this granting of rights in the Development Services Intellectual Property Rights.
(b)The Development Services Provider expressly waives the right to be identified as the author of the Development Services Intellectual Property Rights. The Development Services Provider will secure by respective agreements with its employees that the assignment and granting of Development Services Intellectual Property Rights pursuant to Section 2.10(a) and the waiver pursuant to Section 2.10(b) will not be hindered or prevented by, nor be in conflict with, proprietary rights of the Development Services Provider’s Employees.
(c)The Development Services Provider shall make available to the Development Services Recipient, promptly upon the completion of any Development Services (including Custom Development Services set forth in Schedule I) under this Agreement, information whether in tangible or intangible form, electronically stored or any form of media or otherwise, which is necessary for the Development Services Recipient to fully exercise the rights granted under paragraph (a) hereof.
(d)Notwithstanding the foregoing, the terms of this Section 2.10 shall not apply to any Development Services Intellectual Property Rights that constitute improvements, modifications or derivative works of the Development Services Provider’s products or services and, as between the Parties, each Party shall exclusively own and retain all right, title or interest in and to their respective products or services, including all improvements, modifications or derivative works. Without limiting the foregoing, the Parties acknowledge and agree that neither Party intends to create any such Development Services Intellectual Property Rights that constitute improvements, modifications or derivative works of the Development Services Provider’s products or services.
(e)Development Services Provider Indemnification.
(i)The Development Services Provider agrees to defend or at its option settle, at its own cost and expense, the Development Services Recipient against any and all claims of third parties against the Development Services Recipient to the extent alleging that the Development Services Recipient’s use of the Development Services Intellectual Property Rights as provided by the Development Services Provider and as authorized by this Agreement infringes such third parties’ intellectual property rights. The Development Services Provider shall indemnify and hold harmless against any final judgment entered on such claim or in settlement thereof.
(ii)The Parties shall promptly inform each other in case either of them becomes aware of a third party asserting an infringement of proprietary rights by the use of Development Services Intellectual Property Rights as authorized by this Agreement.
(iii)The Development Services Provider may, at is sole option and without limiting its indemnification obligations hereunder, either exchange or modify the Development Services Intellectual Property Rights in a manner that it no longer infringes third-party intellectual property rights, without materially degrading its functionality, or procure for the Development Services Recipient the right to continue the use of the Development Services Intellectual Property Rights.
(f)The terms of this Section 2.10 shall survive any termination or expiration of this Agreement.
ARTICLE III
SERVICE COSTS; OTHER CHARGES
Section 3.01Service Costs.
(a)Services Performed by Employees of the Providing Party. Except (x) for SAP Services that the Parties mutually agree shall be provided and charged pursuant to an SLA entered into pursuant to Section 3.01(b), or (y) as otherwise provided in the applicable Schedule for the applicable Service, each Service (including Additional Services, unless otherwise mutually agreed by the Parties prior to the provision of such Additional Services) shall be provided at a fee or price calculated as follows:
(i)For Services (“Consulting Services”) performed by consultants, instructors and other Employees who have an internal or external billing rate (“Billable Employees”), or for other Services that consist of a billable offering with a defined selling price on an external price list, such as training services (“Billable Offerings”), such Consulting Services shall be charged at the Average Realized Market Rate (“ARMR”) determined and adjusted by the providing Party pursuant to Section

3.01(a)(iii) for each Billable Employee who renders Consulting Services or for each Billable Offering. To the extent any Billable Employee does not have an ARMR, the lowest consulting fee rate determined by such Party for such Billable Employee shall be used.
(ii)For all other Services (“Other Services”), unless a different cost methodology or markup rate is specified on the applicable Schedule for a particular Other Service, such Other Services shall be charged at the providing Party’s cost (including assessments for administration, information technology and facilities) (“Cost”) as determined by the providing Party, plus a markup rate of 6%. If any Other Services are performed by Billable Employees, the price for the portion of such Other Services performed by Billable Employees shall be determined as if such services were Consulting Services as provided above. The providing Party shall not charge for any Other Services that are provided primarily for the benefit of the providing Party.
(iii)ARMR and Cost shall be calculated by the providing Party in a manner consistent with how ARMR and Cost are calculated by SAP for the applicable job types or other measurement criteria in the applicable locations across SAP’s business units. SAP shall provide Qualtrics with sufficient information regarding how ARMR and Cost are calculated by SAP in order to enable Qualtrics to calculate ARMR and Cost pursuant to this Agreement. ARMR shall be subject to an annual adjustment process whereby at the end of each year and no later than the end of SAP’s year-end closing process, the providing Party shall recalculate the amounts charged to the receiving Party for such year based on the ARMR as calculated by the providing Party for such year, and shall either invoice the receiving Party for any shortfall in the event such recalculation results in the receiving Party having paid less than the amount owed for such year or credit the receiving Party for any excess in the event such recalculation results in the receiving Party having paid more than the amount owed for such year.
(b)SAP Services Performed Pursuant to an SLA. The parties may mutually agree that certain SAP Services shall be provided and charged by an SAP Entity pursuant to a separate Shared Services Agreement and Service Level Agreement (each, together with all schedules, exhibits and appendices thereto, an “SLA”) to be entered into between an SAP Entity (any SAP Entity entering into an SLA, a “Service Center”) and a Qualtrics Entity. To the extent that any SAP Services are provided by or on behalf of a Service Center pursuant to an SLA, such SLA shall constitute a Schedule to this Agreement and such SAP Services shall be provided pursuant to, and shall be subject to the terms and conditions of, any such SLA with the same effect as if such SLA were a Schedule to this Agreement.
(c)Third Party Service Providers. Services performed by third party service providers or subcontractors directly to or for the benefit of the receiving party that are billed to the providing Party rather than being billed directly to the receiving Party shall be charged at the price charged by such third party service provider or subcontractor without any markup, unless otherwise specified on the applicable Schedule for such Other Services.

(d)Out-of-Pocket Costs. In addition to the amounts payable pursuant to Section 3.01(a), (b) or (c), in the event that a Party providing Services incurs reasonable and documented out-of-pocket expenses in connection with the provision of any Service, including license fees and payments, reasonable travel costs and expenses, shipping and transportation costs and other fees or expenses, but excluding payments made to Employees of such Party, payments to third party service providers or subcontractors, or other payments included in the calculation of Costs (such included expenses, collectively, “Out-of-Pocket Costs”), the Party receiving such Service shall reimburse the Party providing such Service for all such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 3.02, without any markup. Neither Party shall incur any individual or series of related Out-of-Pocket Costs (excluding license fees and payments and duties and non-recoverable taxes) for any individual Service in excess of $5,000 in any billing period without the prior written approval of the Party receiving Services unless such Out-of-Pocket Costs are approved on the applicable Schedule for such Services.
(e)Taxes.
(i)All applicable sales, use, value added, GST, transfer, receipts, customs duties, consumption or other similar Taxes (and any other Taxes other than income Taxes and corporation Taxes), together with any interest, penalties or amounts imposed with respect thereto (collectively, “Services Taxes”), shall be borne by the Party (or its Subsidiary) receiving Services hereunder. If any Services Tax is required to be withheld or deducted from any payment under this Agreement, the Party (or its Subsidiary) receiving Services will increase the amount payable under this Agreement as shall ensure that after such withholding or deduction, the Party (or its Subsidiary) providing Services receives an amount equal to the amount required to be paid hereunder.
(ii)Income Taxes will be borne by the Party (or its Subsidiary) providing Services. If the Party (or its Subsidiary) receiving Services is required to withhold any Taxes (other than Services Taxes) from any payment to the Party (or its Subsidiary) providing Services under this Agreement, the Party (or its Subsidiary) receiving Services hereunder shall be entitled to withhold or deduct such Taxes from the gross amount to be paid. However, the Party (or its Subsidiary) receiving Services shall cooperate with the Party (or its Subsidiary) providing Services to reduce any such withholding Tax payable pursuant to applicable law or an income tax treaty. The Party (or its Subsidiary) receiving Services hereunder will in the case of any withholding Tax (including withholding Taxes described under Section 3.01(e)(ii)) provide to the Party (or its Subsidiary) providing Services a receipt from the relevant tax authority to which such withholding Tax has been paid.
(iii)Each Party shall cooperate with each other Party and take any reasonably requested action which does not cause such first Party to incur any cost or inconvenience (other than de minimis costs or inconveniences) in order to minimize any Services Taxes imposed on the sale of the Services (or other goods and services sold pursuant to this Agreement), including providing sales and use (or value added) tax exemption certificates or other documentation necessary to support tax exemptions. Each Party agrees to provide each other Party such information and data as reasonably requested from time to time, and to fully cooperate with each other Party, in connection with (i) the reporting of any Services Taxes payable pursuant to this Agreement, (ii) any audit relating to any Services Taxes payable pursuant to this Agreement or (iii) any assessment, refund, claim or proceeding relating to any such Services Taxes.
(iv)Except as otherwise provided in any SLA, this Section 3.01(e) shall be applicable to any SAP Service provided pursuant to an SLA.
Section 3.02Payment.
(a)Unless otherwise set forth on a Schedule (or otherwise mutually agreed to by the Parties in writing), charges for Services shall be invoiced quarterly in arrears by each Party (or its Subsidiary) providing or procuring such Services following the end of a quarter; provided that provided that charges for Consulting Services shall be invoiced monthly in arrears by each Party (or its Subsidiary) providing or procuring such Consulting Services following the end of a month. The invoice shall set forth in reasonable detail (which shall be sufficient to allow the receiving Party’s internal controlling or financial oversight personnel or its certified public accountants to verify independently the correctness of the invoice) for the period covered by such invoice (i) the Services rendered, (ii) the aggregate amount charged for each type of Service provided, (iii) the calculations for such amount charged, including billing rates, hours worked, ARMR, and Cost, as applicable, and (iv) such additional information as the Party receiving the invoice may reasonably request. Each invoice shall be directed to the appropriate Services Manager of the Party to receive the invoice or such other individual designated in writing from time to time by such Services Manager. Unless otherwise agreed in writing between the Parties, all payments made pursuant to an invoice shall, in the case of payments to a Qualtrics Entity, unless otherwise agreed in writing, be made in U.S. dollars and, in the case of payments to a SAP Entity, be made in the local or functional currency of such SAP Entity. The Parties shall provide documentation supporting any amounts invoiced pursuant to this Section 3.02 as the Party receiving the invoice may from time to time reasonably request.
(b)Each invoice shall be payable within sixty (60) days after receipt; provided that if such Party, in good faith, disputes any invoiced charge, payment of such charge may be made only after mutual resolution of such dispute. Each Party agrees to notify the Party sending the invoice promptly, and in no event later than thirty (30) days following receipt of an invoice, of any disputed charge, listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 3.02(a). The applicable Parties shall seek to resolve all such disputes expeditiously and in good faith. Interest shall be charged on amounts overdue. The interest rate is based on the official interbank offered rate (1m-LIBOR) or a similar official reference rate of the relevant currency prevailing the first day of the month in which the interest will be calculated plus a margin of 100 basis points (1.00%) per annum. The interest will be calculated and charged on a monthly basis.
(c)During the term of this Agreement, each Party shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the fees and related expense for Services provided hereunder. Each Party shall provide documentation supporting any amounts invoiced pursuant to this Section 3.02 as the other Party may from time to time reasonably request. Each Party shall have the right to review such books, records and accounts of the other Party at any time upon reasonable notice, and the Party requesting such review agrees to conduct any such review in a manner so as not to unreasonably interfere with the other Party’s normal business operations.
(d)Each Party hereby acknowledges and agrees that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to another Party, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by the other Party.
Section 3.03Financial Responsibility for Parties’ Personnel. Each Party shall pay for all personnel and other related expenses, including salary or wages, of its employees performing the applicable Services (including any SAP Service provided pursuant to an SLA). No individual providing SAP Services (including any SAP Service provided pursuant to an SLA) to a Qualtrics Entity pursuant to the terms of this Agreement shall be deemed to be, or shall have any rights as, an employee of any Qualtrics Entity, and no individual providing Qualtrics Services to an SAP Entity pursuant to the terms of this Agreement shall be deemed to be, or shall have any rights as, an employee of such SAP Entity. Notwithstanding the foregoing, the financial responsibility for, and the rights of, all Qualtrics-Aligned Employees shall be as provided in the Employee Matters Agreement.
ARTICLE IV
STANDARD OF PERFORMANCE AND INDEMNIFICATION
Section 4.01General Standard of Service. Except as otherwise agreed to in writing by the Parties or as described in this Agreement:
(a)The nature, quality, degree of skill and standard of care applicable to the delivery of the SAP Services hereunder, and the skill levels of the SAP Employees providing such SAP Services, shall be substantially the same as or consistent with those which similar SAP Entities exercise or employ in providing similar services within or to any SAP Entity.
(b)The nature, quality, degree of skill and standard of care applicable to the delivery of the Qualtrics Services hereunder, and the skill levels of the Qualtrics Employees providing such Qualtrics Services, shall be substantially the same as or consistent with those which any Qualtrics Entity exercises or employs in providing similar services within or to any Qualtrics Entity.
Section 4.02Services Management. SAP and Qualtrics each agree to appoint one or more of their respective employees for each specific Service (including any SAP Service provided pursuant to an SLA) it provides who will have overall responsibility for managing and coordinating the delivery of such Service, including making available the services of appropriately qualified employees and resources to enable the provision of the Services (each, a “Services Manager”). The Services Managers will consult and coordinate with each other regarding the provision of Services. A Party may change its Service Managers for any Service from time to time by providing notice of such change in writing to the other Party and to the other Party’s Service Manager for such Service.
Section 4.03Limitation of Liability.
(a)Except as provided in Section 4.04, Qualtrics agrees that none of the SAP Entities and their respective directors, officers, agents, and employees (each, of the SAP Entities and their respective directors, officers, agents, and employees, an “SAP Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any Qualtrics Entity or any other Person under the control of such Qualtrics Entity for or in connection with the SAP Services rendered or to be rendered by any SAP Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any SAP Indemnified Person’s actions or inactions in connection with any SAP Services or such transactions, except for damages which have resulted (i) from such SAP Indemnified Person’s breach, gross negligence, bad faith or willful misconduct in connection with the foregoing, or (ii) from such SAP Indemnified Person’s breach of its confidentiality or data protection or privacy obligations hereunder or under the Master Transaction Agreement.

(b)Except as provided in Section 4.04, SAP agrees that none of the Qualtrics Entities and their respective directors, officers, agents, and employees (each, of the Qualtrics Entities and their respective directors, officers, agents, and employees, a “Qualtrics Indemnified Person”) shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any SAP Entity or any other Person under the control of such SAP Entity for or in connection with the Qualtrics Services rendered or to be rendered by any Qualtrics Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Qualtrics Indemnified Person’s actions or inactions in connection with any Qualtrics Services or such transactions, except for damages which have resulted (i) from such Qualtrics Indemnified Person’s breach, gross negligence, bad faith or willful misconduct in connection with the foregoing, or (ii) from such Qualtrics Indemnified Person’s breach of its confidentiality or data protection or privacy obligations hereunder or under the Master Transaction Agreement.

(c)None of the SAP Entities shall have any liability to any Qualtrics Entity or any other Person for failure to perform SAP’s obligations under this Agreement or otherwise, where such failure to perform similarly affects the SAP Entities receiving the same or similar services and does not have a disproportionately adverse effect on the Qualtrics Entities, taken as a whole. None of the Qualtrics Entities shall have any liability to any SAP Entity or any other Person for failure to perform Qualtrics’ obligations under this Agreement or otherwise, where such failure to perform similarly affects the Qualtrics Entities receiving the same or similar services and does not have a disproportionately adverse effect on the SAP Entities, taken as a whole.
(d)In addition to the foregoing, each Party agrees that, in all circumstances, it shall mitigate and otherwise minimize damages to such Party and its Subsidiaries, individually and collectively, whether direct or indirect, due to, resulting from or arising in connection with any failure by the other Party to comply fully with such Party’s obligations under this Agreement, to the extent required by applicable law.

Section 4.04Indemnification.
(a)Qualtrics agrees to indemnify and hold harmless each SAP Indemnified Person from and against any Losses arising out of or related to any Action by a third party to the extent arising out of or in connection with (i) Qualtrics Services rendered or to be rendered by any Qualtrics Indemnified Person pursuant to this Agreement or the transactions contemplated hereby or (ii) any Qualtrics Indemnified Person’s actions or inactions in connection with this Agreement or any such Qualtrics Services or transactions; provided that Qualtrics shall not be responsible for any damages incurred by any SAP Indemnified Person that have resulted from any SAP Entity’s, or any such SAP Indemnified Person’s, gross negligence or willful misconduct in connection with the SAP Services rendered or to be rendered pursuant to this Agreement.
(b)SAP agrees to indemnify and hold harmless each Qualtrics Indemnified Person from and against any Losses arising out of or related to any Action by a third party to the extent arising out of or in connection with (i) SAP Services rendered or to be rendered by any SAP Indemnified Person pursuant to this Agreement or the transactions contemplated hereby or (ii) any SAP Indemnified Person’s actions or inactions in connection with this Agreement or any such SAP Services or transactions; provided that SAP shall not be responsible for any damages incurred by any Qualtrics Indemnified Person that have resulted from any Qualtrics Entity’s, or any such Qualtrics Indemnified Person’s, gross negligence or willful misconduct in connection with the Qualtrics Services rendered or to be rendered pursuant to this Agreement.
ARTICLE V
TERM AND TERMINATION
Section 5.01Term. Except as otherwise provided in this Article V or as otherwise agreed in writing by the Parties (including as provided on any Schedule), (a) this Agreement shall have an initial term from the Offering Date through the third anniversary of the Offering Date (the “Initial Term”), and will be renewed automatically thereafter for successive one year terms (each, a “Renewal Term”) unless either Party elects not to renew this Agreement by notice in writing to the other Party not less than 150 days prior to the end of the Initial Term or any Renewal Term (unless otherwise set forth in a Schedule with respect to any particular Service), and (b) with respect to any Service, the obligation of a Party to provide or to procure, and the obligation of the other Party to purchase, such Service shall cease as of the applicable date set forth in Schedule I or Schedule II or the applicable date set forth in any agreement between the Parties pursuant to which Additional Services are provided (in each case as such dates may be extended with the consent of the Party providing or procuring a Service and the Party receiving a Service) or such earlier date determined in accordance with Section 5.02.
Section 5.02Termination.
(a)The Parties may by mutual agreement from time to time, at any time, terminate this Agreement with respect to one or more of the Services, in whole or in part.
(b)Except as provided in clause (iii) of Section 5.03(a) or as otherwise provided on any Schedule, (i) Qualtrics may terminate any SAP Service at any time upon at least sixty (60) days prior written notice of such termination to SAP, effective as of such 60th day, and (ii) SAP may terminate any Qualtrics Service at any time upon at least sixty (60) days prior written notice of such termination to Qualtrics, effective as of such 60th day.
(c)Except as provided in any agreement between the Parties pursuant to which Additional Services are provided, either Party may terminate any Additional Service that is not reflected on an amendment to the Schedules at any time.
(d)Except as provided in clause (iii) of Section 5.03(a), a Party may terminate a Service provided by such Party upon written notice in the event of the receiving Party’s material breach of this Agreement, which breach remains uncured thirty (30) days after the breaching Party’s receipt of written notice thereof.
(e)Except as provided in clause (iii) of Section 5.03(a), this Agreement (including all Services) shall terminate automatically 90 days following a Change of Control.
Section 5.03Effect of Termination.
(a)Other than as required by law, upon the effective date of the expiration or termination of any Service pursuant to Section 5.01 or Section 5.02, or upon termination of this Agreement in accordance with its terms (any such date, the “Termination Date”), the Parties shall have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and shall have no obligation to pay any fees relating to such terminated Services or to make any other payments hereunder; provided that notwithstanding such termination, (i) each Party shall remain liable for fees owed and payable in respect of Services provided to it prior to the effective date of the termination; (ii) the Parties shall continue to charge for administrative, employee and program costs relating to amounts paid after but incurred or committed prior to the termination of any Service and for year-end recalculations pursuant to Section 3.01(a)(iii), and the Party so charged shall be obligated to pay such expenses in accordance with the terms of this Agreement, provided that (A) the Party that provided the Service makes reasonable efforts to obtain available refunds of such costs and (B) if such Party obtains a refund of any such costs already paid by the Party that received the Service, the Party that provided the Service shall return such portion of the costs to the Party that received the Service; (iii) notwithstanding any termination of any Service or of this Agreement, any Consulting Services or support and maintenance services provided under this Agreement and necessary to enable a Party to perform under any customer contract whereby products or services are sold or otherwise distributed by such Party prior to the IPO or pursuant to the Distribution Agreement or any other reseller agreement or inbound OEM agreement after the IPO shall continue in accordance with this Agreement for the duration of the support term under the applicable customer contract (including renewals); and (iv) the provisions of Section 2.10 and Articles IV, V and VI shall survive any such termination indefinitely.
(b)Following termination of this Agreement with respect to any Service, the Parties agree to cooperate with each other in providing for an orderly transition of such Service to the receiving Party or to a successor service provider as designated by the receiving Party.

ARTICLE VI
MISCELLANEOUS
Section 6.01Ownership. Except as expressly provided in Section 2.10, (i) this Agreement and the performance of the Services hereunder will not affect the ownership of any assets or responsibility for any liabilities, and (ii) no Party will gain, by virtue of this Agreement or the Services provided hereunder, by implication or otherwise, any rights of ownership of any property or intellectual property rights owned by any other Party or their respective Subsidiaries.
Section 6.02No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture by and among the Parties hereto or constitute or be deemed to constitute any Party the agent or employee of any other Party for any purpose whatsoever, and no Party shall have authority or power to bind any other Party or to contract in the name of, or create a liability against, any other Party in any way or for any purpose.
Section 6.03Subcontractors. Each Party may hire or engage one or more third party subcontractors to perform all or any of the Services to be provided (or caused to be provided) by it under this Agreement; provided that (i) subject to Section 3.01, such Party shall pay for all fees due each such subcontractor, and (ii) subject to Section 4.03, such Party shall in all cases remain primarily responsible for all obligations undertaken by each such subcontractor on such Party’s behalf pursuant to the terms of this Agreement with respect to the scope, quality, degree of skill and nature of the Services provided by such Party hereunder.
Section 6.04Force Majeure.
(a)For purposes of this Section 6.04, “Force Majeure” means an event beyond the control of any Party which prevents a Party from performing its obligation under this Agreement, and includes without limitation, acts of God, storms, floods, riots, fires, natural disasters, labor disputes or stoppages, government acts or orders, epidemics, pandemics, outbreaks of communicable disease, quarantines, acts of terrorism, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.
(b)Continued performance of a Service may be suspended immediately to the extent caused by Force Majeure. The Party claiming suspension of a Service due to Force Majeure will give prompt notice to the other of the occurrence of the event giving rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.
(c)No Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure and does not have a disproportionately adverse effect on the other Party.
Section 6.05Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement (including the Schedules constituting a part of this Agreement) and any other writing signed by the Parties that specifically references or is specifically related to this Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.
Section 6.06Information. Subject to applicable law and privileges, each Party covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that is reasonably required by the other Party to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.
Section 6.07Notices. Notices, offers, requests or other communications required or permitted to be given by any Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:
(a)If to SAP SE, to:
SAP SE
Dietmar-Hopp-Allee 16
Germany – 69190
Attention: Jochen Scholten
E-mail:
(b)If to SAP America, to:
SAP America, Inc.
3999 West Chester Pike
Newtown Square, PA 19073
Attention: Mary Beth Hanss
E-mail:
(c)If to Qualtrics, to:
Qualtrics International Inc.
333 W River Park Dr
Provo, UT 84604
Attention: Legal Department
E-mail:
or to such other address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice shall be sent by hand delivery, internationally recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested and, in any event, shall be concurrently sent by e-mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted electronically; one working day after it is sent, if sent by internationally recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.
Section 6.08Governing Law and Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and all disputes, controversies or claims arising out of or relating to this Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).
Section 6.09Consent to Jurisdiction. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
Section 6.10Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER COMPANY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

Section 6.11Amendment. This Agreement may be amended only by an instrument in writing signed on behalf of each of the Parties.
Section 6.12Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
Section 6.13Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided that either Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.
Section 6.14Severability. If any term or other provision of this Agreement or the Schedules is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 6.15Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 6.16Authority. Each of the Parties represent to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
Section 6.17Interpretation. The headings contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” “and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the Schedules) and not to any particular provision of this Agreement. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.
Section 6.18Conflicting Agreements. In the event of conflict between this Agreement and the Master Transaction Agreement or other agreement executed in connection herewith, the provisions of this Agreement shall prevail. Only those provisions of the Master Transaction Agreement that are specifically incorporated by reference shall apply to this Agreement.
Section 6.19Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any employee or any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party.
Section 6.20Limitation of Liability. IN NO EVENT SHALL ANY SAP ENTITY OR QUALTRICS ENTITY BE LIABLE TO ANY OTHER SAP ENTITY OR QUALTRICS ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT (A) EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN EITHER THIS AGREEMENT OR ANY TRANSACTION AGREEMENT OR (B) EITHER PARTY’S BREACH OF ITS CONFIDENTIALITY OR DATA PROTECTION OR PRIVACY OBLIGATIONS HEREUNDER OR UNDER THE MASTER TRANSACTION AGREEMENT.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

SAP SE

By:
Name:
Title:

By:
Name:
Title:

SAP AMERICA, INC.

By:
Name:
Title:

QUALTRICS INTERNATIONAL INC.

By:
Name:
Title:

[Signature Page to Administrative Services Agreement]

SCHEDULE I
Certain Services To Be Provided By SAP to Qualtrics [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Sch. I-1

SCHEDULE II
Certain Services To Be Provided By Qualtrics to SAP [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Sch. II-1